Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)
Paylocity Holding Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other(2)	444,000	$147.74(2)	$65,596,560.00(2)	$138.10 per million dollars	$9,058.88
Total Offering Amounts							$9,058.88
Total Fee Offsets							$—
Net Fees Due							$9,058.88

(1)    This registration statement covers a total of 444,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of Paylocity Holding Corporation (the “Registrant”) reserved for issuance under the Registrant’s Amended and Restated 2023 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock that become issuable under the Plan, as may be amended from time to time, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)    Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee on the basis of $147.74 per share of Common Stock, which represents the average of the high and low price per share of the Registrant’s Common Stock on December 1, 2025 as reported on the Nasdaq Global Select Market.